                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                           (Amendment No.            )
                                          -----------



                            Ticketmaster Group, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                      common stock, no par value per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                  88633U 10 3
                      ------------------------------------
                                 (CUSIP Number)





* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosure provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




                         (Continued on following page(s))

                                Page 1 of 5 Pages

CUSIP No. 88633U 10 3                 13G                 Page  2  of  5  Pages
          -----------                                          ---    ---

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

          H.G., Inc.
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  / /
          N/A
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
          Delaware
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting
 Beneficially                       Power              2,544,526
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting
 Person With                        Power              0
                             --------------------------------------------------
                              (7) Sole Dispositive
                                    Power              2,544,526
                             --------------------------------------------------
                              (8) Shared Dispositive
                                    Power              0
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
          2,544,526
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*
                                                    / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
          10.3%
-------------------------------------------------------------------------------
(12) Type of Reporting Person*
          CO
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

Item 1(a)   NAME OF ISSUER

            Ticketmaster Group, Inc.


Item 1(b)   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

            3701 Wilshire Boulevard
            7th Floor
            Los Angeles, California  90010


Item 2(a)   NAME OF PERSON FILING

            H.G., Inc.


Item 2(b)   ADDRESS OF PRINCIPAL BUSINESS OFFICE

            200 West Madison Street
            Suite 3800
            Chicago, Illinois  60606


Item 2(c)   PLACE OF ORGANIZATION

            Delaware


Item 2(d)   TITLE OF CLASS OF SECURITIES

            common stock, no par value per share


Item 2(e)   CUSIP NUMBER

            88633U 10 3


Item 3      If this Statement is Filed Pursuant to
            RULE 13d-1(b) OR 13d-2(b)

            Not Applicable


Item 4      OWNERSHIP

            (a)     Amount Beneficially Owned:  2,544,526 shares

            (b)     Percent of Class:  10.3%


                                Page 3 of 5 Pages

            (c)     Number of Shares as to which such person has:

                    (i)   sole power to vote or to direct the vote:  2,544,526

                   (ii)   shared power to vote or to direct the vote:  0

                  (iii)   sole power to dispose or to direct the disposition of:
                          2,544,526

                   (iv)   shared power to dispose or to direct the disposition
                          of:  0


Item 5      OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

            Not Applicable


Item 6      OWNERSHIP OF MORE THAN FIVE
            PERCENT ON BEHALF OF ANOTHER PERSON

            Not Applicable


Item 7      IDENTIFICATION AND CLASSIFICATION OF THE
            SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING
            REPORTED ON BY THE PARENT HOLDING COMPANY

            Not Applicable


Item 8      IDENTIFICATION AND CLASSIFICATION
            OF MEMBERS OF THE GROUP

            Not Applicable


Item 9      NOTICE OF DISSOLUTION OF GROUP

            Not Applicable


Item 10     CERTIFICATION

            Not Applicable


                                Page 4 of 5 Pages

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and accurate.



                                        February 11, 1997




                                        H.G., INC.



                                        By:/s/ H. S. Handelsman
                                           -------------------------------------
                                           H. S. Handelsman,
                                           Vice President



                                Page 5 of 5 Pages